UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 22, 2015

THE CHEESECAKE FACTORY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26901 Malibu Hills Road

Calabasas Hills, California 91301

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(818) 871-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14.d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 22, 2015, The Cheesecake Factory Incorporated (the “Company”) entered into a Second Amended and Restated Loan Agreement dated as of December 22, 2015 (the “Credit Facility”), with JPMorgan Chase Bank, National Association (“JPMCB”), as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents, MUFG Union Bank, N.A., as documentation agent, and J.P. Morgan Securities LLC, as sole bookrunner and sole lead arranger.  The Credit Agreement amends and restates in its entirety the Company’s prior Amended and Restated Loan Agreement dated as of October 16, 2013. Capitalized terms used but not defined in this report have the meanings given to them in the Credit Facility.

The Credit Facility provides the Company with revolving loan commitments that total $200 million (of which $50 million may be used for the issuances of letters of credit) and it matures on December 22, 2020. The Credit Facility contains a commitment increase feature that could provide for an additional $100 million in available credit upon the Company’s request and the satisfaction of certain conditions.

The Credit Facility includes customary representations, warranties, negative and affirmative covenants (including  two financial covenants: relating to the ratio of net adjusted debt to EBITDAR and the ratio of EBITDAR to interest and rent expense), as well as customary events of default that, if triggered, could result in acceleration of the maturity of the Credit Facility. Borrowings under the Credit Facility bear interest, at the Company’s option, at a rate equal to either: (i) the Adjusted LIBO Rate plus a margin that is based on the Company’s Net Adjusted Leverage Ratio, or (ii)  the sum of (a) the highest of (1) the rate of interest publicly announced by JPMCB as its prime rate in effect, (2) the greater of the Federal Funds Effective Rate or the Overnight Bank Funding Rate, in either case plus 0.5%, and (3) the one-month Adjusted LIBO Rate plus 1.0%, plus (b) a margin that is based on the Company’s Net Adjusted Leverage Ratio.  Letters of credit issued under the Credit Facility bear fees that are equivalent to the interest rate margin that is applicable to Eurodollar Revolving Loans plus other customary fees charged by the issuing bank.  Under the Credit Facility, the Company paid certain customary loan origination fees and will pay  an unused fee on the unused portion of the Credit Facility that is also based on the Company’s Net Adjusted Leverage Ratio.

The Company’s obligations under the Credit Facility are unsecured. Certain material subsidiaries of the Company have guaranteed the Company’s obligations under the Credit Facility. The Credit Facility will be used for the Company’s general corporate purposes, including to support standby letters of credit for the Company’s self-insurance programs.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On December 22, 2015, the Company became obligated under the five-year, $200 million, unsecured revolving credit facility attached hereto as Exhibit 99.1 and described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference herein.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)         Exhibits

99.1	Second Amended and Restated Loan Agreement with JPMorgan Chase Bank, National Association dated as of December 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2015	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ David Overton
David Overton
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Second Amended and Restated Loan Agreement with JPMorgan Chase Bank, National Association dated as of December 22, 2015.